Exhibit 5.1

Matthew B. Hemington

+1 650 843 5062

hemingtonmb@cooley.com

April 10, 2020

Scynexis, Inc.

1 Evertrust Plaza, 13th Floor

Jersey City, NJ 07302-6548

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the issuance and sale by Scynexis, Inc., a Delaware corporation (the “Company”) of 709,103 shares (the “Commitment Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”) and additional shares of Common Stock having aggregate sale proceeds of up to $20.0 million (the “Purchase Shares” and, together with the Commitment Shares, the “Shares”), pursuant to a Registration Statement on Form S-3 (No. 333‑227167) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the related prospectus included in the Registration Statement (the “Base Prospectus”), and the prospectus supplement filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations of the Act (together with the Base Prospectus, the “Prospectus”).  The Shares are to be sold by the Company pursuant to that certain Common Stock Purchase Agreement, dated as of April 10, 2020 (the “Purchase Agreement”), by and between the Company and Aspire Capital Fund, LLC.

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and the Prospectus, (b) the Company’s Amended and Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws, each as currently in effect, and (c) originals or copies certified to our satisfaction, of such records, documents, certificates, opinions, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.  We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof; the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than the Company where due execution and delivery are a prerequisite to the effectiveness thereof.  As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.

We have assumed (i) that each sale of Purchase Shares will be duly authorized by the Board of Directors of the Company, a duly authorized committee thereof or a person or body pursuant to an authorization granted in accordance with Section 152 of the General Corporation Law of the State of Delaware (the “DGCL”) and (ii) that no more than 19,565,470 Purchase Shares will be sold.  We express no opinion to the extent that future issuances of securities of the Company and/or anti-dilution adjustments to outstanding securities of the Company cause the number of shares of Common Stock outstanding or issuable upon conversion or exercise of outstanding securities of the Company to exceed the number of Purchase Shares then issuable under the Purchase Agreement.

Cooley LLP   3175 Hanover Street   Palo Alto, CA   94304-1130
t: (650) 843-5000  f: (650) 849-7400  cooley.com

Scynexis, Inc. Page 2

Our opinion herein is expressed solely with respect to the DGCL.  We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing and in reliance thereon, and subject to the qualifications herein stated, we are of the opinion that the Shares, when sold and issued in accordance with the Registration Statement, the Prospectus and the Purchase Agreement, will be validly issued, fully paid and nonassessable.

We hereby consent to the reference to our firm under the captions “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to a current report of the Company on Form 8-K to be filed with the Commission for incorporation by reference of this opinion into the Registration Statement.

Very truly yours,

Cooley LLP

By: /s/ Matthew B. Heminton	Matthew B. Hemington, Partner

Cooley LLP   3175 Hanover Street   Palo Alto, CA   94304-1130
t: (650) 843-5000  f: (650) 849-7400  cooley.com